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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-67907

PROSPECTUS SUPPLEMENT
January 20, 1999
(To the Prospectus and Prospectus Supplement Dated December 30, 1998)


                               17,854,637 Shares

                           HOST MARRIOTT CORPORATION

                                 Common Stock


        As previously described to you in our prospectus supplement dated December 30, 1998, we have declared a special dividend of .087 share of common stock or $1.00 in cash per share of Host Marriott common stock, payable to stockholders of record on December 28, 1998. The special dividend is payable in common stock or cash, at the option of each stockholder.

        The purpose of this prospectus supplement is to extend the period during which stockholders may make this election to 5:00 p.m. (EST) on February 5, 1999. As a result of this extension of the election period, we expect the payment date for the special dividend to be on or about February 10, 1999. The tax discussion in the December 30, 1998 prospectus supplement remains applicable, except that all references to dates should be adjusted to reflect the new payment date.

        For your convenience, a new election certificate accompanies this prospectus supplement. If you have previously sent in an election certificate and wish to change your election or if you have not yet sent in an election certificate and desire to do so, please complete and sign the enclosed election certificate (or the election certificate previously provided to you) and return it to First Chicago Trust Company of New York in the enclosed postage-paid envelope or by facsimile as soon as possible. To be effective, we must receive your election on or before 5:00 p.m., Eastern Time, on Friday, February 5, 1999. If you elect to receive any common stock, you will receive cash in lieu of any fractional share so that you will receive a whole number of shares. If you desire to receive common stock, you do not need to return an election certificate. If You Do Not Timely Return A Properly Completed Election Certificate, You Will Receive Your Special Dividend In Common Stock, Subject To The Ownership Limit. All Future Elections Are Irrevocable.

        If you have any questions about completing the election certificate or need a new election certificate, please call MacKenzie Partners, Inc. at (800) 322-2885.

                               _________________

        Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved Of These Shares Of Common Stock Or Determined If This Prospectus Supplement Or The Related Prospectus Or Prospectus Supplement Is Truthful Or Complete. It Is Illegal For Any Person To Tell You Otherwise.